Exhibit 99.1

Contacts:	Media	Investors
	Stephen Cohen	Joyce Arpin
	(212) 886-9332	(702) 880-4707

Caesars Entertainment Announces Redemption of Chester Debt Securities

LAS VEGAS, November 17, 2017 – Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars Entertainment”) announced today that its subsidiaries, Chester Downs and Marina, LLC and Chester Downs Finance Corp. (collectively, the “Issuers”), are redeeming all of the outstanding $330,000,000 aggregate principal amount of the Issuers’ 9.25% Senior Secured Notes due 2020 (the “2020 Notes”). The 2020 Notes (CUSIP Nos. U1653P AA7 and 165749 AA0) will be redeemed in full on December 18, 2017 (the “Redemption Date”) at a price equal to 102.313% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date.

Inquires related to procedures to redeem the 2020 Notes may be directed to U.S. Bank National Association, as Trustee and Paying Agent, by telephone at 1-800-934-6802.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The Issuers will provide notice of redemption to each holder in accordance with the terms of the 2020 Notes and the related Indenture. Holders should read carefully the notice regarding the procedures to redeem the 2020 Notes.

About Caesars Entertainment Corporation

Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Caesars Entertainment is mainly comprised of the following three entities: the wholly owned operating subsidiaries CEOC, LLC, Caesars Entertainment Resort Properties, LLC and Caesars Growth Partners, LLC. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 47 casinos in 13 U.S. states and five countries. Caesars Entertainment’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars Entertainment’s portfolio also includes the Caesars Entertainment UK family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars Entertainment is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

This release contains or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Caesars Entertainment has based these forward-looking statements on its current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this release. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this release, are necessarily estimates reflecting the best judgment of Caesars Entertainment’s management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth above and from time to time in Caesars Entertainment’s filings with the Securities and Exchange Commission.

In addition to the risk factors set forth above, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

•	the impact of Caesars Entertainment’s substantial indebtedness;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from cost savings programs;

•	access to available and reasonable financing on a timely basis;

•	the ability of Caesars Entertainment’s customer-tracking, customer loyalty, and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the ability to timely and cost-effectively integrate companies that Caesars Entertainment acquires into its operations;

•	the effects of competition, including locations of competitors, competition for new licenses and operating and market competition;

•	the potential difficulties in employee retention and recruitment as a result of Caesars Entertainment’s substantial indebtedness or any other factor;

•	construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•	the effects of environmental and structural building conditions relating to Caesars Entertainment’s properties;

•	access to insurance on reasonable terms for Caesars Entertainment’s assets;

•	acts of war or terrorist incidents, severe weather conditions, uprisings, or natural disasters;

•	losses sustained as a result of natural disasters, including losses in revenues and damage to property, and the impact of severe weather conditions on Caesars Entertainment’s ability to attract customers to certain of its facilities; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.

You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this release. Caesars Entertainment undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.